Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIMORIS SERVICES CORPORATION ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

BOARD OF DIRECTORS DECLARES $0.025 PER SHARE CASH DIVIDEND

Q2 2009 Financial Highlights

•                  Revenues of $126.9 million compared to $142.4 million in Q2 2008

•                  Gross margin rose to 16.5% of revenues from 10.3% of revenues in Q2 2008

•                  Operating margin increased to 9.9% of revenues from 5.6% of revenues in Q2 2008

•                  Income before taxes rose to $13.9 million from $9.0 million in Q2 2008

•                  Net income of $8.6 million, or $0.26 per diluted share, compared to Q2 2008 net income of $8.8 million, or $0.37 per diluted share and compared to Q2 2008 pro forma net income of $5.4 million, or $0.23 per diluted share

•                  $74.9 million in cash and short-term investments at June 30, 2009

Lake Forest, CA – August 11, 2009 – Primoris Services Corporation (NASDAQ GM: PRIM; PRIMU; PRIMW) (“Primoris” or “Company”), one of the largest specialty contractors and engineering companies in the United States, today announced financial results for its second quarter ended June 30, 2009.

The Company also announced that its Board of Directors has declared a $0.025 per share cash dividend to stockholders of record as of September 30, 2009, payable on or about October 15, 2009.

Brian Pratt, Chairman, President and Chief Executive Officer of Primoris, commented, “Our results for the second quarter reflect our success in pursuing profitable projects, maintaining a strong balance sheet, and diversifying our geographic presence.  As expected, revenues were lower compared to last year’s second quarter, and we continue to expect that revenues will continue to decline during 2009 from the record levels of the past years.  However, we generated significant increases in margin and income, reflecting our disciplined approach to focusing on only those projects that deliver profitability while allowing us to effectively utilize our operating assets.  We believe we are well-positioned along a number of fronts to address current market opportunities and the resumption, over time, of a growth environment.  For the second consecutive quarter, approximately 10% of our revenues were generated outside of the United States.  Our core pipeline business, conducted through our ARB subsidiary, remains stable and continues to benefit from relationships that go back as far as 60 years.  We remain actively engaged in reviewing and pursuing alternative energy projects, primarily solar and geothermal, in California, as well as those created by the American Recovery and Reinvestment Act.”

Q2 2009 Financial Results Overview

Consolidated revenues for the second quarter of 2009 decreased 10.9% to $126.9 million from $142.4 million for the second quarter of 2008, due primarily to reduced revenues in the refining sector and water and wastewater projects, and the performance of one unusually large engineering project during 2008.  This was partially offset by an increase in revenue in underground projects and performance at Primoris’s Ecuador subsidiary.

Gross profit for the second quarter of 2009 increased to $20.9 million, or 16.5% of revenues, from $14.6 million, or 10.3% of revenues, in the second quarter of 2008.  Improved gross profit and margin were the result of higher margin industrial work in the petroleum and power sectors, as compared to lower margin work on industrial projects in the refining sector in the prior year’s quarter.

Revenues and gross profit for the second quarter of 2009 and 2008 for Primoris’s two reportable segments were as follows:

	Three Months Ended June 30,
	($ in 000’s – Unaudited)
	2009		2008
	Amount	Percentage of Revenue	Amount	Percentage of Revenue
Construction Services

Revenue	$113,538		$120,329
Gross Profit	$19,656	17.3%	$13,203	11.0%

Engineering

Revenue	$13,362		$22,115
Gross Profit	$1,267	9.5%	$1,431	6.5%

The 5.6% decline in Construction Services revenues was primarily due to reduced revenues for projects in the refining and water and wastewater sector compared to the prior year quarter, offset by increased revenue of $11.0 million in underground projects, including pipeline, cable and conduit projects, reflecting significant work begun at the end of 2008 and early 2009.  Revenue generated at Primoris’s Ecuador subsidiary increased by $7.2 million due to two ongoing projects during the second quarter.  Revenues for the Engineering segment declined by 39.6%, due primarily to the impact in 2008 of an unusually large project.  During the first six months of 2009, our activities and revenue were reduced as we provided startup assistance to the project owner.  We anticipate final project acceptance in 2009.

Second quarter 2009 revenues at Primoris’s Canadian subsidiary rose to $4.8 million, or 3.8% of total revenues, from $4.3 million, or 3.1% of total revenues, in the prior year quarter.  The Company’s Ecuador subsidiary generated revenues of $7.3 million in the second quarter of 2009, representing 5.7% of total revenues, compared to $76,000 in the prior year quarter, or 0.1% of total revenues.

Selling, general and administrative expenses of $8.4 million for the second quarter of 2009 increased from the same period last year by $1.8 million.  The change was mainly due to a net increase in reporting and compliance costs associated with being a public company of $0.8 million, an increase in long-term incentive compensation costs of $0.6 million and an increase of $0.2 million in depreciation expense.

Operating income for the 2009 second quarter was $12.5 million, or 9.9% of total revenues, compared to $8.0 million, or 5.6% of total revenues, for the same period last year.

Net other income for the second quarter of 2009 rose to $1.4 million from $1.0 million for the second quarter of 2008.  Other income consisted of $2.7 million generated by the Otay Mesa Power Partners, a joint venture energy plant construction project in California that should be completed in 2009, offset by a $1.0 million reserve for advances to our joint venture partner in Mexico.

Income before provision for income taxes for the second quarter of 2009 was $13.9 million, or 11.0% of revenues, compared to $9.0 million, or 6.3% of revenues, in the second quarter of 2008.

The provision for income taxes increased to $5.3 million for the second quarter of 2009 for an effective tax rate of 38.3% compared to a rate of 2.9% in the prior year quarter.  The increase was the result of a change in tax status from that of Subchapter S of the Internal Revenue Code to that of Subchapter C of the Code as part of the July 2008 merger of Rhapsody Acquisition Corp. and Primoris Corporation.   If the Company had been taxed in the second quarter of 2008 as a C-Corporation, on a pro forma basis, the 2008 tax provision would have been at an effective tax rate of 39.8%.

Net income for the second quarter of 2009 was $8.6 million (reflecting a tax rate of 38.3%), or $0.26 per diluted share on approximately 32.8 million fully diluted weighted average common shares outstanding, compared to net income of $8.8 million (reflecting a tax rate of 2.9%), or $0.37 per diluted share on approximately 23.6 million weighted average common shares outstanding, in the 2008 second quarter.  On a pro forma basis, reflecting an adjusted tax provision of 39.8%, net income for the second quarter of 2008 would have been $5.4 million, or $0.23 per diluted share.   The Company believes that pro forma net income for prior periods is a better indicator of performance for comparison purposes.

Other Financial Information

Primoris’s balance sheet at June 30, 2009 reflected cash and cash equivalents of $59.8 million, short-term investments of $15.1 million, working capital of $62.0 million, total debt of $33.0 million, and stockholders’ equity of $67.9 million.

Backlog

Total backlog at June 30, 2009 was $271.0 million compared to $352.8 million at March 31, 2009, and total backlog of $342.7 million at June 30, 2008.  At any given time, Primoris is at work on over 500 projects resulting in fluctuations in the backlog amount.  Total backlog at June 30, 2009 includes approximately $52.0 million related to the recently announced demobilization at Chevron Corp’s Richmond Refinery project located in Contra Costa, California.  The project had been halted by a California state judge’s ruling following opposition from environmental groups and what the judge identified as inadequacies in Chevron’s environmental impact report.  Chevron filed an appeal to overturn the judge’s order.  The future of the project remains in question until the appeals court can decide the issues.  The project, under contract from Praxair, Inc. was in process since September 2008.  Excluding the impact of the Chevron project, Primoris expects that approximately $149.0 million, or 68% of the net backlog at June 30, 2009 will be recognized as revenue during the remainder of 2009.

Conference Call

Brian Pratt, Chairman, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President, Chief Financial Officer will host a conference call on Tuesday, August 11, 2009 at 11:30 AM Eastern Time /  8:30 AM   Pacific Time to discuss these results.  Interested parties may participate in the call by dialing (866) 255-7436 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the “Primoris Services Corporation” conference call.  The conference call will also be broadcast live via the “Investor Relations” section of Primoris’s website at www.primoriscorp.com.  Once at the “Investor Relations” section, interested parties should click on “Events & Presentations”.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Primoris

Primoris, through various subsidiaries, is one of the largest specialty contractors and engineering companies in the United States, primarily serving the growing power and energy sectors. Primoris provides a wide range of construction, fabrication, maintenance and replacement services, as well as engineering services to major public utilities, petrochemical companies, energy companies, municipalities and other customers.  Primoris is also a leading water and wastewater contractor in the state of Florida, and a specialist in designing and constructing complex commercial and industrial concrete structures in California.  For additional information on Primoris, please visit www.primoriscorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve risks and uncertainties, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the year ended December 31, 2008 and other filings with the Securities and Exchange Commission, including the Company’s Form 10-Q which is expected to be filed later today, August 11, 2009.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact	The Equity Group Inc.
Peter J. Moerbeek	Devin Sullivan
Executive Vice President, Chief Financial Officer	Senior Vice President
(949) 454-7121	(212) 836-9608
pmoerbeek@primoriscorp.com	dsullivan@equityny.com

Gerrard Lobo
Senior Account Executive
(212) 836-9610
globo@equityny.com

### #### ###

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

 (in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	June,	June 30,	June 30,
	2009	2008	2009	2008

Revenues	$126,900	$142,444	$255,638	$311,835
Cost of revenues	105,977	127,810	219,987	280,988
Gross profit	20,923	14,634	35,651	30,847

Selling, general and administrative expenses	8,388	6,622	16,002	14,623
Operating income	12,535	8,012	19,649	16,224

Other income (expense):
Income from non-consolidated investments	1,736	1,204	3,903	3,027
Foreign exchange gain	(26)	(41)	203	(22)
Interest income (expense), net	(334)	(147)	(594)	(224)
Total other income	1,376	1,016	3,512	2,781

Income before provision for income taxes	13,911	9,028	23,161	19,005

Provision for income taxes	(5,331)	(259)	(8,941)	(454)
Net income	$8,580	$8,769	$14,220	$18,551

Basic earnings per share	$0.26	$0.37	$0.45	$0.79
Diluted earnings per share	$0.26	$0.37	$0.44	$0.79

Weighted average common shares outstanding
Basic	32,477	23,587	31,303	23,587

Diluted	32,835	23,587	32,477	23,587

Pro forma net income data - 2008:

Income before provision for income tax		$9,028		$19,005
Pro forma income tax		(3,593)		(7,564)
Pro forma adjusted net income		$5,435		$11,441

Pro forma basic earnings per share		$0.23		$0.49
Pro forma diluted earnings per share		$0.23		$0.49

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

	Three Months Ended
	June 30,	December 31,
	2009	2008
ASSETS

Current assets:
Cash and cash equivalents	$59,781	$73,018
Short term investments	15,091	15,036
Restricted cash	8,326	11,111
Accounts receivable, net	95,483	90,826
Costs and estimated earnings in excess of billings	20,870	21,017
Deferred income taxes	5,591	5,591
Prepaid expenses and other current assets	4,385	5,856
Total current assets	209,527	222,455

Property and equipment, net	28,181	26,224
Other assets	255	139
Investment in non-consolidated entities	1,333	500
Other intangible assets, net	34	52
Goodwill	2,842	2,842
Total assets	$242,172	$252,212

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$48,471	$56,088
Billings in excess of costs and estimated earnings	67,309	72,664
Accrued expenses and other current liabilities	23,266	26,067
Distributions and dividends payable	812	5,696
Current portion of capital leases	1,582	2,198
Current portion of long-term debt	6,046	5,679
Total current liabilities	147,486	168,392

Long-term debt, net of current portion	25,324	26,624
Long-term capital leases, net of current portion	—	341
Deferred tax liabilities	1,429	1,425
Total liabilities	174,239	196,782

Stockholders’ equity
Common stock	3	3
Additional paid-in capital	34,796	34,796
Retained earnings	33,031	20,528
Accumulated other comprehensive income	103	103
Total stockholders’ equity	67,933	55,430
Total liabilities and stockholders’ equity	$242,172	$252,212